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                                                                Exhibit 10(a)(5)

                                    AGREEMENT

     THIS AGREEMENT (this "Agreement"), made and entered into as of the [ ] day
of [     ], 200[ ] by and between IMPERIAL SUGAR COMPANY, a Texas corporation,
("Company") and [Name of Officer] ("Executive"), an individual residing in [city/state];

                              W I T N E S S E T H:

     WHEREAS, the Company wishes to secure the continued services of Executive and, subject to the provisions of this Agreement, desires to provide a benefit to Executive in the event of Executive's involuntary termination by the Company or Termination for Good Reason after a Change in Control of the Company, as such terms are hereinafter defined;

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

     1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

     (a) "Affiliate" means (i) any corporation in which the shares owned or controlled, directly or indirectly, by the Company represent eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of such corporation, (ii) any corporation which owns or controls, directly or indirectly, eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of the Company, and (iii) any corporation in which eighty percent (80%) or more of the voting power of the issued and outstanding capital stock is owned or controlled, directly or indirectly, by any

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corporation which owns or controls, directly or indirectly, eighty percent (80%)
or more of the voting power of the issued and outstanding capital stock of the Company.

     (b) The Company shall have "Cause" to terminate Executive's employment with the Company (i) if Executive grossly and deliberately disregards Executive's duties and responsibilities as an officer of the Company, or (ii) if Executive engages in an act or acts of dishonesty constituting a felony which adversely affects the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until Executive shall have received a copy of a resolution duly adopted by the affirmative vote of two-thirds of the entire membership of the Board of Directors finding that in the good faith opinion of the Board of Directors the Company has Cause to terminate Executive's employment with the Company. For the purposes of this subsection (b), Executive shall not be considered to have disregarded Executive's duties and responsibilities as an officer of the Company if (i) there is a Termination For Good Reason or by reason of (ii) Executive's reasonable participation in volunteer services for a church or other charitable, educational or civic organization, or (iii) any absence from employment because of Executive's illness, incapacity, Disability or reasonable vacation periods.

     (c) "Company" means Imperial Sugar Company a Texas corporation, or any successor and its Affiliates.

     (d) A "Change in Control" shall be deemed to have occurred if any of the following shall have taken place: (i) change in control is reported by the Company in response to either Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or Item 1 of Form 8-K promulgated under the Exchange Act; (ii) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange
Act) is or becomes the "beneficial owner"


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(as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company's then outstanding securities; or (iii) following the election or removal of directors, a majority of the Board of Directors consists of individuals who were not members of the Board of Directors one (1) year before such election or removal, unless the election of each director who was not a director at the beginning of such one-year period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the one-year period.

     (e) "Confidential Information" means and includes, without limitation, information related to the business affairs, property, methods of operation, future plans, financial information, customer or client information, or other data which relates to the business or operations of Company or any of its affiliated entities, and other information obtained by Executive during the Employment Period which concerns the affairs of Company or any of its affiliated entities and which Company has requested be held in confidence or could reasonably be expected to desire be held in confidence, or the disclosure of which would likely be materially embarrassing, detrimental or disadvantageous to the Company or any of its affiliated entities, or its and their directors, officers, employees or shareholders. Confidential Information, however, shall not include:

          (i) Information that is at the time of receipt by Executive in the public domain or is otherwise generally known in the industry or subsequently enters the public domain or becomes generally known in the industry through no fault of Executive; or


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            (ii) Information that at any time is received in good faith by
     Executive from a third party who was lawfully in possession of the same and had the right to disclose the same.

       (f) "Disability" means Executive's inability to fulfill Executive's duties and responsibilities as an officer of the Company due to physical or mental disability that continues for 180 consecutive days or more, or for an aggregate of 180 days in any period of twelve months. Evidence of such disability shall be certified by a physician acceptable to both the Company and Executive.

       (g) The "Effective Date" of a Change in Control shall mean the date of occurrence of the specified event constituting such Change in Control.

       (h) "Involuntary Termination of Employment" means an involuntary term ination of employment of Executive by the Company and shall include Executive's Termination for Good Reason. Notwithstanding the foregoing, Involuntary Termination of Employment shall not include termination of Executive's employment by reason of death, Disability or Cause.

       (i) "Termination for Good Reason" means Executive's termination of employment with the Company following the occurrence of any of the following events that occurs on or after the Effective Date of a Change in Control without Executive's prior written consent:

            (i)  a diminution of Executive's duties and responsibilities from those assigned to Executive immediately prior to the Effective Date of the Change in Control.

            (ii) a reduction in Executive's salary from the rate in effect immediately prior to the Effective Date of the Change in Control or, except for any reduction applied as part of any Company-wide policy, a


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     reduction in Executive's other compensation or benefits (other than salary)
     from those available to Executive immediately prior to the Effective Date of the Change in Control;

          (iii) a relocation of Executive's primary office from the metropolitan area of its location on the Effective Date of the Change in Control; or

          (iv) the failure of the Company to obtain the unconditional assumption in writing or by operation of law of the Company's obligations to Executive under this Agreement by any successor prior to or at the time of a reorganization, merger, consolidation, or disposition of all or substantially all of the assets of the Company or similar transaction.

     2. Change in Control Benefit. In the event Executive experiences an Involuntary Termination of Employment during the period commencing on the Effective Date of a Change in Control and ending one year after that date, Executive shall be entitled to receive, within 30 days after Executive's Involuntary Termination of Employment a lump sum payment equal to one times Executive's base salary amount. The term "base amount", as used herein, shall have the meaning assigned thereto under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

     3.   Events Terminating This Agreement.

     (a) If Executive's employment with the Company voluntarily terminates for any reason before the Effective Date of a Change in Control, the effectiveness of Article 2 of this Agreement shall terminate upon the date of termination


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of Executive's employment and Executive shall not be entitled to any benefits or payments under this Agreement.

     (b) If Executive's employment with the Company terminates on or after the Effective Date of a Change in Control due to Executive's (i) Disability, (ii) termination by the Company for Cause, (iii) death, or (iv) voluntary termination for reasons other than Termination for Good Reason, Executive shall not be entitled to receive any payments or benefits under this Agreement.

     4. Severance Benefit. In the event Executive experiences an Involuntary Termination of Employment from and after [Insert date of this Agreement] not due to Cause, Executive shall be entitled to receive a severance payment equal to one times Executive's then current base salary amount paid as follows:

     (a) 50% at termination and upon execution of a mutually agreeable release of liability; and

     (b) the remaining 50% pro rata by month commencing the seventh month subsequent to Executive's termination and ending the twelfth month thereafter.

     The payment identified in 4. (b) shall be mitigated and reduced by an amount equal to any income received from any other employment source. Executive agrees to promptly advise the Company when new employment is accepted.

     5. Status of Agreement. The benefits payable under this Agreement shall be independent of, and in addition to, any other agreement relating to Executive's employment that may exist from time to time between the parties hereto, or any other compensation payable by the Company to Executive, whether salary, bonus or otherwise. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof, except as expressly stated, restrict the right


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of the Company to discharge Executive or restrict the right of Executive to terminate his employment.

     6. Term of Agreement. Subject to Executive's earlier termination of employment with the Company, as provided herein, this Agreement shall remain in effect until twelve months after its effective date, and shall be automatically renewed and extended for successive one- year terms commencing on that anniversary date until the Company, acting upon the directions of the Board of Directors, gives Executive written notice of its decision not to renew this Agreement for the following term provided that such notice is delivered to Executive at least 90 days before the then current term expires. Notwithstanding the foregoing, if this Agreement is in effect as of the Effective Date of a Change in Control, this Agreement shall automatically be renewed for an additional one-year term as of the Effective Date of a Change in Control and may not be terminated by the Company until the completion of such one-year term.

     7. Source of Payments. All payments provided in this Agreement shall be paid in cash from the general funds of the Company. Executive shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid the Company in meeting its obligations hereunder. Executive shall cooperate and provide to the Company any documentation as may be required to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to this paragraph, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and Executive or any other person. The rights of Executive or Executive's estate to benefits under this Agreement shall be solely those of an unsecured creditor of the Company.

     8. Sale of the Company. The sale of all or substantially all of the property and assets of the Company otherwise than in the usual and regular course of its


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business, or a merger of the Company wherein the Company is not the "surviving corporation" or any other transaction that in effect amounts to the sale of the Company, shall not serve to terminate this Agreement.

     9. Termination For Cause. The Company may terminate Executive's employment at any time for Cause, in which event Executive shall not be entitled to receive any payments or other benefits under this Agreement.

     10. Death of Executive. In the event Executive dies subsequent to Executive's entitlement to benefits under this Agreement but prior to the payment of such benefits, such benefits payable to Executive shall be paid to Executive's estate.

     11. Withholding of Taxes. The Company may deduct from the amount of any benefits payable hereunder any taxes required to be withheld by the federal or any state or local government.

     12. Prohibition Against Assignment. The right of Executive to benefits under this Agreement shall not be assigned, transferred, pledged or encumbered in any way, and any attempted assignment, transfer, pledge, encumbrance or other disposition of such benefits shall be null and void and without effect; provided, however, that the Company may assign this entire Agreement to any successor to all or substantially all of the Company's capital stock or business and assets and this Agreement shall be binding on any such successor.

     13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Executive, his heirs, executors, administrators and legal representatives. As used in this Agreement, the term "successor" shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of the Company.


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     14.  Agreement Not To Compete. Executive hereby recognizes and acknowledges that: (a) in his executive capacity with Company he will be given knowledge of, and access to, the Confidential Information; (b) in the event that Executive was to enter into competition with Company, Executive's knowledge of such Confidential Information would be of invaluable benefit to a competitor of Company, and could cause irreparable harm to Company's business interests; and
(c) Executive's consent and agreement to enter into the noncompetition provisions and covenants set forth herein is an integral condition of this Agreement, without which Company would not have agreed to provide Confidential Information to Executive nor to his compensation, benefits, and other terms of this Agreement. Accordingly, in consideration for his employment, compensation, benefits, access to and entrustment of Confidential Information, and the goodwill, training and experience provided to Executive during his Employment Period, Executive hereby covenants, consents and agrees that during the Employment Period, and for a period of one (1) year after his employment is terminated for any reason Executive shall not, directly or indirectly, acting alone or in conjunction with others, for his own account or for the account of others, including, without limitation, as an officer, director, stockholder in excess of 5% of the common stock, owner, partner, joint venturer, employee, promoter, consultant, agent, representative, or otherwise:

     (a) Solicit, canvass, or accept any fees or business from any customer of Company for himself or any other person or entity engaged in a "Similar Business to Company" (as defined below);


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     (b)  Engage or participate in any Similar Business to Company within the entire continental United States (referred to herein as the "Restricted Area");

     (c) Request or advise any service provider, supplier, or customer to reduce or cancel any business that it may transact with Company or any of its affiliated entities;

     (d) Solicit, induce, or otherwise attempt to influence any employee of the Company or any of its affiliated entities, to terminate his or her relationship with the Company or any of its affiliated entities; or

     (e) Make any statement or perform any act intended to advance an interest of an existing or prospective competitor of the Company or any of its affiliated entities in any way that demonstrably injures the reputation, goodwill or any other business interest of Company or any of its affiliated entities.

     For purposes of this Agreement, "Similar Business to Company" means any business or other enterprise that is competitive with the current or planned businesses, products, services or operations of the Company or any of its affiliated entities at the time of termination of Executive's employment. However, the trading of commodities including sugar, agricultural


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products, energy and futures in any of the forgoing shall be excluded so long as
Executive does not undertake this for a competitor of the Company.

          Executive hereby agrees that the limitations set forth in this
Section 14 on his rights to compete with Company after his termination of employment are reasonable and necessary for the protection of Company. In this regard, Executive specifically agrees that such limitations as to the period of time, geographic area and types and scopes of restriction on his activities, as specified above, are reasonable and necessary to protect the goodwill and other business interests of Company. If Company fails to make any payments under Articles 2-5 then this Section is no longer binding on the Executive.

     15.  Arbitration.

     (a) Arbitrable Matters. If any dispute or controversy arises between Executive and the Company as to their respective rights or obligations under this Agreement, then either party may submit the dispute or controversy to arbitration under the then-current National Employment Dispute Resolution Rules of the American Arbitration Association (AAA) (the "Rules"); provided, however, the Company shall retain its rights to seek a restraining order or injunctive relief pursuant to Section 14. Any arbitration hereunder shall be conducted before a panel of three arbitrators unless the parties mutually agree to a single arbitrator. The site for any arbitration hereunder shall be either Harris County or Fort Bend County, Texas, unless otherwise mutually agreed by the parties.

     (b) Submission to Arbitration. The party submitting any matter to arbitration shall do so in accordance with the Rules. Notice to the other party shall state


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the question or questions to be submitted for decision or award by arbitration.
Notwithstanding any provision in this Section 24, Executive shall be entitled to seek specific performance of the Executive's right to be paid during the pendency of any dispute or controversy arising under this Agreement. In order to prevent irreparable harm, the arbitrator may grant temporary or permanent injunctive or other equitable relief for the protection of property rights.

     (c) Arbitration Procedures. The arbitrator shall set the date, time and place for each hearing, and shall give the parties advance written notice in accordance with the Rules. Any party may be represented by counsel or other authorized representative at any hearing. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C.ss.ss.1 et. seq. (or its successor). The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Texas to the claims asserted to the extent that the arbitrator determines that federal law is not controlling.

     (d)  Compliance with Award.

          (i) Any award of an arbitrator shall be final and binding upon the parties to such arbitration, and each party shall immediately make such changes in its conduct or provide such monetary payment or other relief as such award requires. The parties agree that the award of the arbitrator shall be final and binding and shall


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          be subject only to the judicial review permitted by the Federal
          Arbitration Act.

          (ii) The parties hereto agree that the arbitration award may be entered with any court having jurisdiction and the award may then be enforced as between the parties, without further evidentiary proceedings, the same as if entered by the court at the conclusion of a judicial proceeding in which no appeal was taken. The Company and the Executive hereby agree that a judgment upon any award rendered by an arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     (e) Costs and Expenses. Each party shall pay any monetary amount required by the arbitrator's award, and the fees, costs and expenses for its own counsel, witnesses and exhibits, unless otherwise determined by the arbitrator in the award. The compensation and costs and expenses assessed by the arbitrator and the AAA shall be paid by the Company, unless otherwise determined by the arbitrator in the award such as, for example, if the arbitrator determines that Executive's claim was frivolous or not brought in good faith. If court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses, and attorney's fees which are reasonably incurred by the other party as determined by the arbitrator.


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     16.  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its affiliated entities, and its and their successors, and upon any person or entity acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the business and/or assets of Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, no such assumption shall relieve the Company of its obligations hereunder.

     This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees or other Beneficiary. In the event of the death of Executive while any amount would still be payable hereunder if such death had not occurred, all such amounts, unless otherwise specifically provided herein, shall be paid in accordance with the terms of this Agreement to Executive's Beneficiary. "Beneficiary", for this purpose, shall mean the person or persons designated by Executive in writing to receive any benefits payable to Executive hereunder in the event of his death or, if no such person is so designated, Executive's surviving spouse if any, or, if not, then Executive's estate. No Beneficiary designation shall be effective unless it is in writing and received by the Company prior to the date of Executive's death.


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     17.  Entire Agreement. This Agreement constitutes the entire understanding between parties hereto with respect to the subject matter hereof, and may be modified only by a written instrument executed by both parties hereto.

     18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     19. Severability. If, for any reason, any provision of this Agreement is held invalid, in whole or in part, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If this Agreement or any portion thereof conflicts with law or regulation governing the activities of the Company, the Agreement or appropriate portion thereof shall be deemed invalid and of no force or effect.

     20. Confidentiality. Executive shall retain in confidence any and all confidential information known to him concerning the Company and its business so long as such information is not otherwise publicly disclosed.


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     IN WITNESS THEREOF, the Company has caused this Agreement to be executed and its seal affixed hereunto by its officers thereunto duly authorized, and Executive has signed this Agreement, all as of the day and year first above written.

                                            IMPERIAL SUGAR COMPANY



                                            -----------------------------
                                            By:
                                            Title:



ATTEST:


-----------------------------
Secretary

[SEAL]




                                            -------------------------------
                                            [Name of Officer]






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